Exhibit 99.1

MARATHON OIL CORPORATION REPORTS THIRD QUARTER 2005 RESULTS

HOUSTON, October 27, 2005 — Marathon Oil Corporation (NYSE: MRO) today reported third quarter 2005 net income of $770 million, or $2.09 per diluted share.  Net income in the third quarter 2004 was $222 million, or $0.64 per diluted share.  For the third quarter of 2005, net income adjusted for special items was $797 million, or $2.16 per diluted share.  For the third quarter of 2004, net income adjusted for special items was $297 million, or $0.85 per diluted share.

Earnings Highlights

	3rd Quarter Ended September 30
(Dollars in millions, except per diluted share data)	2005	2004
Net income adjusted for special items*	$797	$297
Adjustments for special items* (after tax):
Loss on long-term U.K. gas contracts	(48)	(75)
Gain on sale of minority interests in Equatorial Guinea LNG Holdings Limited	21	—
Net income	$770	$222
Net income adjusted for special items* - per diluted share	$2.16	$0.85
Net income — per diluted share	$2.09	$0.64
Revenues and other income	$17,248	$12,316
Weighted average shares, in thousands - diluted	368,564	346,969

* See page 6 for a discussion of net income adjusted for special items.

Key Events

Exploration and Production

•      Production slightly under guidance despite loss of 20,000 barrels of oil equivalent per day (boepd) shut-in due to Gulf of Mexico hurricanes

•      Sustained minimal damage to key Gulf of Mexico offshore production facilities during recent hurricanes, and have restored more than 90 percent of production

•      Continued exploration success with Astraea and Hebe discoveries offshore Angola raising year-to-date worldwide total to seven significant discoveries

Refining, Marketing and Transportation

•      Maintained outstanding refinery mechanical reliability and set new refinery throughput record

•      Resumed operations of Gulf Coast refineries within days of hurricanes

•      Expansion of Detroit refinery from 74,000 barrels per day (bpd) to 100,000 bpd enters final stages

•      Speedway SuperAmerica LLC (SSA) achieved 11th consecutive quarter of greater than nine percent same store merchandise sales growth

Integrated Gas

•      Equatorial Guinea liquefied natural gas (LNG) Train 1 project remains on schedule having achieved 58 percent completion at the end of the third quarter

“In the third quarter we saw strong operational performance despite interruptions by two major Gulf of Mexico hurricanes,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “Our upstream and downstream operations teams responded well to the challenges of the storms, resuming the majority of our oil and gas production within weeks and all of our refining operations within days of the storms.  This quick response enabled Marathon to continue providing much needed crude oil, natural gas and refined products to the markets we serve.  Our operations outside of the Gulf Coast area continued to perform extremely well throughout the quarter, and the company continues to make substantial capital investments in all business segments with more than $2 billion spent through the first nine months of 2005.”

“While these historic storms continue to have a major impact on our industry, they have taken a much greater toll on the lives of hundreds of thousands of people along the Gulf Coast.  Members of the Marathon family have responded during this crisis by providing humanitarian relief totaling more than $8 million.  Thankfully, all of our employees are accounted for and none were injured,” Cazalot added.

Segment Results

Total segment income was $1.435 billion in third quarter 2005, compared with $760 million in third quarter 2004.

	3rd Quarter Ended September 30
(Dollars in millions)	2005	2004
Segment Income (Loss)
Exploration and Production
United States	$397	$244
International	230	107
E&P Segment Income	627	351
Refining, Marketing and Transportation	814	391
Integrated Gas	(6)	18
Segment Income**	$1,435	$760

** See Preliminary Supplemental Statistics on page 9 for a reconciliation of segment income to income from operations as reported under generally accepted accounting principles.
Exploration and Production (Upstream)

Upstream segment income totaled $627 million in third quarter 2005, compared to $351 million in third quarter 2004.  The increase was primarily due to higher liquid hydrocarbon and natural gas prices.  Reported sales volumes during the quarter averaged 291,500 boepd compared to production available for sale of 321,000 boepd.  This difference is primarily due to timing of international crude oil liftings in the United Kingdom and Equatorial Guinea.

United States upstream income was $397 million in third quarter 2005, compared to $244 million in third quarter 2004.  The increase was primarily due to higher liquid hydrocarbon and natural gas prices, partially offset by lower sales volumes.  These lower volumes resulted primarily from weather-related downtime in the Gulf of Mexico and natural field declines in the Permian Basin.

International upstream income was $230 million in third quarter 2005, compared to $107 million in third quarter 2004.  The increase is primarily a result of higher product prices and liquid hydrocarbon sales volumes, partially offset by higher production taxes in Russia, dry well expenses and lower natural gas production.  The lower gas volumes are primarily the result of reduced UK spot gas sales in the third quarter.

	3rd Quarter Ended September 30
	2005	2004
Key Production Statistics
Net Sales
United States — Liquids (mbpd)	70.7	80.7
United States — Gas (mmcfd)	561.8	598.0
International — Liquids (mbpd)*	86.3	75.9
International — Gas (mmcfd)	245.0	303.2
Total Net Sales (mboepd)	291.5	306.8

* Reported volumes are based upon sales volumes which may vary from production available for sale primarily as a result of the timing of liftings of certain of Marathon’s international liquid hydrocarbon volumes.

Marathon’s third quarter production was slightly under guidance despite the loss of 20,000 boepd shut-in due to the hurricanes in the Gulf of Mexico.  Other parts of Marathon’s business continued to generate production increases, particularly in Equatorial Guinea and Russia.  In Equatorial Guinea, Marathon realized the benefits of strong condensate production and the full ramp-up of the recently completed liquefied petroleum gas (LPG) expansion project.  During the third quarter, total liquids production available for sale in Equatorial Guinea averaged 45,000 net bpd.  In addition, the company continued development activities in the East Kamennoye field in Russia where Marathon has an ongoing drilling program.  These activities have driven total Russian production available for sale from an average of 14,000 net bpd during third quarter 2004 to 28,000 net bpd during third quarter 2005.

The cost of storm-related repairs in the Gulf of Mexico is not expected to be significant.  Work continues to restore the remaining operated and non-operated production.  Current Gulf of Mexico production is more than 90 percent of pre-storm levels.  The restart of remaining oil and gas production is primarily dependent upon restoration of production from Marathon’s royalty interest at the Shell-operated Ursa platform.  Despite the negative effects of the hurricanes on third quarter production levels, Marathon estimates 2005 average daily production available for sale to be 340,000 to 350,000 boepd, excluding the impact of any acquisitions or dispositions.

Marathon continued its exploration success with the Astraea and Hebe discoveries on Block 31 offshore Angola.  Marathon has also participated in an appraisal well on the Gengibre discovery on Angola Block 32, and results of this well will be released upon partner and government approvals.  Marathon’s continued success offshore Angola has underscored the significant resource potential of this region.  Marathon holds a non-operated 10 percent interest in Block 31 and a non-operated 30 percent interest in Block 32.

In other activity, Marathon is currently participating in an appraisal well on the Plutao discovery on Angola Block 31, an exploration well on the Mostarda Prospect on Angola Block 32, a deep shelf exploration well on the Aquarius prospect (South Pass 86 block) in the Gulf of Mexico, an exploration well on the Davan prospect in the United Kingdom, and an appraisal well on the Gudrun discovery offshore Norway.

Refining, Marketing and Transportation (Downstream)

Downstream segment income was $814 million in third quarter 2005 compared to segment income of $391 million in third quarter 2004.

The increase was primarily due to a higher refining and wholesale marketing margin realized in the third quarter due to the impact that Hurricanes Katrina and Rita had on refined product margins.  The extraordinary performance of employees allowed the Garyville, Louisiana, and Texas City, Texas, refineries to safely return to operation with a minimum amount of downtime.  These refineries sustained minimal damage during these storms and were able to be brought back on-line within days after the hurricanes, thus allowing the company to meet the demand for transportation fuels during this period of reduced supply.

While spot market gasoline and distillate prices peaked at all time highs during the third quarter, downstream prices and realizations were constrained by competitive pricing at the wholesale and retail levels.

Refinery crude runs during the third quarter 2005 averaged 979,600 bpd, with total throughput averaging 1,194,800 bpd.  This record throughput was achieved despite the loss of approximately 40,000 bpd of refinery capacity due to the hurricanes.  These rates are lower than what would have been achieved due to the temporary complete shut-down of the Garyville, Louisiana, and Texas City, Texas, refineries in preparation for Hurricanes Katrina and Rita, respectively.  In addition, the company also experienced minor reductions in throughputs at some of it’s Midwest refineries due to the temporary closure of crude oil pipelines originating in the U.S. Gulf Coast after Hurricane Katrina.  The repair cost associated with these hurricanes was not significant.

During the quarter, SSA continued to achieve strong same store merchandise sales which increased approximately 11 percent compared to the third quarter 2004.  This was the 11th consecutive quarter of greater than nine percent same store merchandise sales growth for SSA.  In addition, SSA increased its same store gasoline sales volume during the third quarter by approximately five percent compared to the same quarter last year.

	3rd Quarter Ended September 30
	2005	2004
Key Refining, Marketing and Transportation Statistics
Crude Oil Refined (mbpd)	979.6	977.1
Other Charge and Blend Stocks (mbpd)	215.2	146.3
Total Refinery Inputs (mbpd)	1,194.8	1,123.4
Refined Product Sales Volumes (mbpd)	1,466.8	1,436.2
Refining and Wholesale Marketing Margin ($/gallon)	$0.1774	$0.0900

The company’s $300 million, 26,000 bpd Detroit refinery crude oil throughput expansion and Tier II low sulfur fuels project is in the final stages of completion.  The refinery was shut-down on September 29 to accommodate the installation and integration of key project components and other related work.  The refinery is expected to restart in mid-November with a total crude processing capacity of 100,000 bpd.  The expansion will add much needed capacity to help meet market demand, particularly for transportation fuels, in the upper Midwest.  The expansion also will enable the Detroit refinery to produce the low sulfur gasoline and ultra-low sulfur diesel fuel required by the U.S. Environmental Protection Agency in 2006.

Integrated Gas

The Integrated Gas segment incurred a loss of $6 million in the third quarter of 2005 compared to $18 million income in the third quarter of 2004. The decrease was primarily the result of mark-to-market changes in the fair value of derivatives used to support gas marketing activities.

During the third quarter, the AMPCO methanol plant in Equatorial Guinea realized solid earnings as a result of a 100 percent on-stream factor and continued strong posted index prices for methanol.

The Equatorial Guinea LNG Train 1 project made continued progress during the quarter and remains on-track to begin first shipments of LNG in 2007.  As of the end of the third quarter, the Train 1 project was approximately 58 percent complete on an engineering, procurement and construction (EPC) basis and gross expenditures totaled approximately $1 billion of the total estimated project cost of $1.4 billion.  Marathon holds a 60 percent interest in Equatorial Guinea LNG Holdings Limited (EG Holdings).  Also, the Equatorial Guinea LNG project partners continue to explore the feasibility of adding a second LNG train in an effort to create a regional gas hub that would commercialize stranded gas from various sources in the surrounding Gulf of Guinea region.

Special Items

Marathon has two long-term gas sales contracts in the United Kingdom that are accounted for as derivative instruments.  Mark-to-market changes in the valuation of these contracts must be recognized in current period income.  During the third quarter 2005, the non-cash mark-to-market loss on these two long-term gas sales contracts related to Marathon’s Brae gas production totaled $82 million.  Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from “net income adjusted for special items.”

During the third quarter, Marathon sold an interest in Equatorial Guinea LNG Holdings Limited for a pre-tax gain of $23 million.  Following the closing of the transaction on July 25, 2005, Marathon now holds a 60 percent interest in this company.

The company will conduct a conference call and webcast today, October 27, 2005, at 2 p.m. EDT during which it will discuss third quarter 2005 results.  The webcast will include synchronized slides.  To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.marathon.com.  Replays of the webcast will be available through November 10, 2005.  Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the possibility of developing Blocks 31 and 32 offshore Angola, the Detroit refinery expansion project,  an LNG project and possible expansion thereof. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, and the possible development of Blocks 31 and 32 include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The possible development of Blocks 31 and 32 could further be affected by presently known data concerning size and character of reservoirs, economic recoverability, future drilling success and production experience. Factors that could affect the Detroit refinery expansion project include availability of materials and labor, unforeseen hazards such as weather conditions, and other risks customarily associated with construction projects. Factors that could affect the current LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions.  In addition to these factors, other factors that could affect the possible expansion of the current LNG project and the development of additional LNG capacity through additional projects include partner approvals, access to sufficient gas volumes through exploration or commercial negotiations with other resource owners and access to sufficient regasification capacity. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910

	Scott Scheffler	713-296-4102

Investor Relations Contacts:	Ken Matheny	713-296-4114

	Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (unaudited)

	3rd Quarter Ended September 30		Nine Months Ended September 30
(Dollars in millions, except per share data)	2005	2004	2005	2004
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$13,345	$9,701	$35,271	$27,935
Revenues from matching buy/sell transactions	3,433	2,263	9,807	6,714
Sales to related parties	396	285	1,047	766
Income from equity method investments	69	38	154	108
Net gains on disposal of assets	12	17	46	25
Gain on ownership change in Marathon Petroleum Company LLC	—	1	—	2
Other income (loss), net	(7)	11	34	51
Total revenues and other income	17,248	12,316	46,359	35,601
Costs and Expenses:
Cost of revenues (excluding items shown below)	10,833	7,699	27,790	21,676
Purchases related to matching buy/sell transactions	3,038	2,197	9,312	6,588
Purchases from related parties	44	58	163	152
Consumer excise taxes	1,217	1,137	3,511	3,327
Depreciation, depletion and amortization	331	296	993	896
Selling, general and administrative expenses	325	261	853	763
Other taxes	128	80	352	242
Exploration expenses	64	46	135	108
Total costs and expenses	15,980	11,774	43,109	33,752
Income from Operations	1,268	542	3,250	1,849
Net interest and other financing costs	32	40	99	129
Minority interests in income (loss) of:
Marathon Petroleum Company LLC	-	148	384	385
Equatorial Guinea LNG Holdings Limited	(3)	(1)	(4)	(5)
Income from Continuing Operations before Income Taxes	1,239	355	2,771	1,340
Provision for income taxes	469	133	1,004	512
Income from Continuing Operations	770	222	1,767	828
Discontinued Operations	—	—	—	4
Net Income	$770	$222	$1,767	$832

Income from Continuing Operations
Per share - basic	$2.11	$0.64	$5.01	$2.48
Per share - diluted	$2.09	$0.64	$4.97	$2.47

Net Income
Per share - basic	$2.11	$0.64	$5.01	$2.49
Per share - diluted	$2.09	$0.64	$4.97	$2.48

Dividends Paid Per Share	$0.33	$0.25	$0.89	$0.75

Weighted Average Shares (in thousands)
Basic	365,137	345,037	352,807	333,456
Diluted	368,564	346,969	355,726	335,169

Selected Notes to Financial Statement (unaudited)

1.                          On June 30, 2005, Marathon acquired the 38 percent ownership interest in Marathon Ashland Petroleum LLC (MAP) previously held by Ashland Inc.  In addition, Marathon acquired a portion of Ashland’s Valvoline Instant Oil Change business and its maleic anhydride business.  As a result, MAP is now wholly owned by Marathon.  On September 1, 2005, subsequent to the acquisition, Marathon Ashland Petroleum LLC changed its name to Marathon Petroleum Company LLC.  In this press release, references to Marathon Petroleum Company LLC (“MPC”) are references to the entity formerly known as Marathon Ashland Petroleum LLC.

                                    The acquisition was accounted for under the purchase method of accounting.  The total consideration, including debt assumed, is as follows:

(In millions)

Cash (a)	$487
Receivables (a)	913
Common stock (b)	955
Assumption of debt (c)	1,920
Estimated additional consideration related to tax matters (d)	44
Transaction-related costs	10
Total consideration including debt assumption	$4,329

(a)                                 Includes $509 million of cash and receivables representing Ashland’s 38 percent of MPC’s estimated distributable cash as of June 30, 2005

(b)                                 Ashland shareholders received 17.539 million shares valued at $54.45 per share

(c)                                  Assumed debt was repaid on July 1, 2005

(d)                                 Includes $9 million paid during the quarter ended September 30, 2005, for tax obligations of Ashland under Internal Revenue Service Code Section 355(e)

Preliminary Supplemental Statistics (unaudited)

	3rd Quarter Ended September 30		Nine Months Ended September 30
(Dollars in millions, except as noted)	2005	2004	2005	2004
Income from Operations
Exploration and Production
United States	$397	$244	$1,096	$835
International	230	107	862	418
E&P Segment Income	627	351	1,958	1,253
Refining, Marketing and Transportation(a)	814	391	1,847	1,017
Integrated Gas(b)	(6)	18	12	25
Segment Income	1,435	760	3,817	2,295
Items not allocated to segments:
Administrative expenses	(108)	(90)	(284)	(238)
Loss on U.K. long-term gas contracts	(82)	(129)	(306)	(210)
Gain on ownership change - MPC	-	1	-	2
Gain on sale of minority interests in EG Holdings	23	-	23	-
Income from Operations	$1,268	$542	$3,250	$1,849
Capital Expenditures
Exploration and Production	$385	$249	$998	$601
Refining, Marketing and Transportation(a)	203	146	500	419
Integrated Gas(b)	205	58	513	346
Corporate	1	5	4	11
Total	$794	$458	$2,015	$1,377
Exploration Expense
United States	$18	$15	$60	$47
International	46	31	75	61
Total	$64	$46	$135	$108
Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(c)
United States	70.7	80.7	75.9	86.6
Europe	11.3	31.4	30.4	39.1
West Africa	48.0	29.2	48.3	31.3
Other International	27.0	15.3	25.1	15.8
Total International	86.3	75.9	103.8	86.2
Worldwide	157.0	156.6	179.7	172.8
Net Natural Gas Sales (mmcfd)(c)(d)
United States	561.8	598.0	570.4	646.6
Europe	158.7	225.8	244.4	278.9
West Africa	86.3	77.4	92.7	74.9
Total International	245.0	303.2	337.1	353.8
Worldwide	806.8	901.2	907.5	1,000.4
Total Net Sales (mboepd)	291.5	306.8	331.0	339.5

	3rd Quarter Ended September 30		Nine Months Ended September 30
(Dollars in millions, except as noted)	2005	2004	2005	2004
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$52.38	$35.56	$44.24	$32.23

Europe	61.44	41.37	49.73	35.12
West Africa	50.45	38.82	47.03	33.11
Other International	38.78	24.89	32.98	20.88
Total International	48.24	37.07	44.42	31.78
Worldwide	$50.10	$36.29	$44.34	$32.00

Natural Gas ($ per mcf)
United States	$6.56	$4.76	$5.76	$4.83

Europe	4.69	3.66	4.90	3.92
West Africa	0.25	0.25	0.25	0.25
Total International	3.12	2.79	3.62	3.15
Worldwide	$5.52	$4.10	$4.96	$4.23

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$52.38	$28.58	$44.24	$28.58

Europe	61.44	35.37	49.73	32.31
West Africa	50.45	38.82	47.03	33.11
Other International	38.78	24.89	32.98	20.84
Total International	48.24	34.59	44.42	30.49
Worldwide	$50.10	$31.49	$44.34	$29.53

Natural Gas ($ per mcf)
United States	$6.37	$4.65	$5.68	$4.77

Europe(e)	4.69	3.66	4.90	3.92
West Africa	0.25	0.25	0.25	0.25
Total International	3.12	2.79	3.62	3.15
Worldwide	$5.38	$4.02	$4.92	$4.19

	3rd Quarter Ended September 30		Nine Months Ended September 30
(Dollars in millions, except as noted)	2005	2004	2005	2004
Operating Statistics (continued)
Refinery Runs (mbpd)
Crude Oil Refined	979.6	977.1	971.4	926.6
Other Charge and Blend Stocks	215.2	146.3	187.2	161.4
Total	1,194.8	1,123.4	1,158.6	1,088.0
Refined Product Yields (mbpd)
Gasoline	658.1	610.3	623.7	595.2
Distillates	325.4	311.7	314.9	290.0
Propane	22.3	22.6	21.6	21.7
Feedstocks and Special Products	88.8	88.6	100.8	97.3
Heavy Fuel Oil	21.0	19.3	24.4	22.1
Asphalt	90.2	85.5	86.6	75.8
Total	1,205.8	1,138.0	1,172.0	1,102.1
Refined Product Sales Volumes (mbpd)(f)	1,466.8	1,436.2	1,438.2	1,394.7
Matching buy/sell volumes included in refinedproduct sales volumes (mbpd)	66.4	83.5	77.8	79.1
Refining and Wholesale Marketing Margin(g)(h)	$0.1774	$0.0900	$0.1369	$0.0849
Speedway SuperAmerica LLC
Number of SSA Retail Outlets	1,638	1,685
SSA Gasoline and Distillate Sales(i)	825	794	2,392	2,358
SSA Gasoline and Distillate Gross Margin(g)	$0.1232	$0.1185	$0.1170	$0.1175
SSA Merchandise Sales	$689	$632	$1,894	$1,754
SSA Merchandise Gross Margin	$162	$154	$468	$426

(a)                 RM&T segment income includes Ashland’s 38 percent interest in MPC of $149 million in the third quarter of 2004, $390 million and $389 million for the first nine months of 2005 and 2004, respectively.

(b)                 Includes EG Holdings at 100 percent.

(c)                  Amounts reflect sales after royalties, except for Ireland where amounts are before royalties.

(d)                 Includes gas acquired for injection and subsequent resale of 58.9 and 14.4 mmcfd for the third quarter of 2005 and 2004 and 34.1 and 19.9 mmcfd for the first nine months of 2005 and 2004.  Effective July 1, 2005, the methodology for allocating sales volumes between gas produced from the Brae complex and third-party gas production was modified, resulting in an increase in volumes representing gas acquired for injection and subsequent resale.

(e)                  Excludes the effects of the U.K. long-term gas contracts that are accounted for as derivatives.

(f)                   Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(g)                  Dollars per gallon.

(h)                 Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(i)                     Millions of gallons.